Serina Therapeutics Provides Regulatory Update on SER-252 Program

- FDA requests additional information on a formulation component -

HUNTSVILLE, AL, Nov. 3, 2025 -- Serina Therapeutics, Inc. (“Serina”) (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ Platform™ drug optimization technology, today announced that the U.S. Food and Drug Administration (FDA) has placed a clinical hold on the Company’s Investigational New Drug (IND) application for SER-252, Serina’s lead development program for advanced Parkinson’s disease. The FDA has requested additional information related to a commonly used excipient in the formulation. The feedback does not relate to the active drug substance or its proposed mechanism of action. Serina intends to work expeditiously with the FDA to address the requests.

Serina expects to receive the FDA’s formal clinical-hold letter within 30 days and will provide an update once it has aligned with the FDA on next steps and timelines. In prior interactions, the FDA indicated support for Serina’s development approach for SER-252 under a 505(b)(2) NDA pathway.

“We appreciate the FDA’s engagement and constructive feedback. We will provide the additional information requested promptly as we continue to move forward in the registrational trial for SER-252,” said Steve Ledger, Chief Executive Officer of Serina Therapeutics. “Importantly, the feedback does not relate to the underlying drug candidate or its intended mechanism, and we continue to believe strongly in the potential of SER-252 to improve treatment options for people living with advanced Parkinson’s disease.”

“I remain fully committed to supporting Serina, both financially and strategically, to help ensure progress toward initiating the SER-252 clinical program. Regulatory feedback of this kind is a normal and constructive part of responsible drug development. The team has our full confidence as they work closely with the FDA to address its comments. This update does not change our conviction in Serina’s long-term potential or our belief in SER-252’s ability to meaningfully improve the lives of patients with advanced Parkinson’s disease,” said Greg Bailey, MD, Board Member of Serina and Co-Founder and Executive Chairman of Juvenescence.

Serina continues to advance its broader POZ Platform®-based small molecule pipeline, including SER-270 (POZ-VMAT2i), a once-weekly injectable therapy for tardive dyskinesia (TD), and our POZ-LNP, POZ-ADC, and POZ-AOC platform science.

SER-252 Registrational Study Design Overview
The SER-252-1b study is a randomized, double-blind, placebo-controlled Phase 1b trial with single-ascending-dose (five cohorts of eight; n=40) and multiple-ascending-dose components (up to three cohorts of sixteen; n=48) in adults with Parkinson’s disease and motor fluctuations. The study is designed to evaluate safety, tolerability, and pharmacokinetics of subcutaneous SER-252 versus placebo, with exploratory efficacy measures that include MDS-UPDRS motor scores and structured motor-state assessments. Dose escalation will be overseen by a Safety Review Committee and the study will be conducted across sites in the U.S. and Australia.

About SER-252 (POZ-apomorphine)
SER 252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS) via a single or twice-weekly subcutaneous injection. CDS has been shown to reduce the severity of motor fluctuations (which includes levodopa-

induced dyskinesia) and enable greater daily on time, with reduced off time, in advanced Parkinson’s patients. SER-252 leverages strategic partner Enable Injections’ enFuse™ wearable drug delivery platform to enhance patient comfort and convenience, providing CDS to patients via an easy-to-administer, long-acting subcutaneous injection.

About the POZ Platform™
Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include severe skin reactions, side effects due to peak-trough variations in drug levels and a short half-life. Serina believes that by using POZ technology, drugs with a narrow therapeutic index can be designed to maintain more desirable and stable levels in the blood. Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications.

About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ Platform™ provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics, and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology. For more information, please visit https://serinatx.com.

Cautionary Statement Regarding Forward-Looking Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management’s current expectations, plans, beliefs, or forecasts for the future, and are subject to uncertainty and changes in circumstances. Any express or implied statements in this press release that are not statements of historical fact, including statements about the potential of Serina’s POZ polymer technology, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the timing and extent of the FDA's clinical-hold letter and of Serina's response; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in Serina’s Annual Report on Form 10-K, and Serina’s other periodic reports and documents filed from time to time with the SEC. The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments. The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630